Exhibit No. 10.3
LTIP Stock Units
FY 2006 Award
Dear ___:
     You have been granted an Award as of May ___, 2006 of ___units of Deferred Stock under the Centex Corporation Long Term Incentive Plan (as such plan may be amended from time to time, the “Plan”), giving you the right to receive a Payout of an equivalent number of Shares of the common stock of Centex Corporation (the “Company”) on May ___, 2013, provided you are still employed by the Company or an Affiliate. This Award will vest at the rate of 33-1/3% per year on each of March 31, 2007, March 31, 2008 and March 31, 2009. The amounts and dates are shown below:

___shares on 03/31/2007	___shares on 03/31/2008	___shares on 03/31/2009
     As described in the Plan, under certain circumstances an early Payout may occur. For example, if you so elect in the form and manner prescribed by the Administrator, Payout will occur when each portion of the Award vests, subject to your subsequent revocation of the timing of Payout and substitution of a new Payout election during any subsequent calendar year. Conversely, if for any other reason you cease to be employed by the Company or any of its Affiliates, in most cases you will forfeit any portion of this Award that has not vested as of your Termination Date and, unless discharged for cause, you will receive a Payout of the then vested portion of this Award, as provided in the Plan.
     The Company may cancel and revoke this Award and/or replace it with a revised award at any time if the Company determines, in its good faith judgment, that this Award was granted in error or that this Award contains an error. In the event of such determination by the Company, and written notice thereof to you at your business or home address, all of your rights and all of the Company’s obligations as to any unvested portion of this Award shall immediately terminate. If the Company replaces this Award with a revised award, then you will have all of the benefits conferred under the revised award, effective as of such time as the revised award goes into effect.
     This Award is subject to the Plan, and the Plan will govern where there is any inconsistency between the Plan and this Award. The provisions of the Plan are also the provisions of this Award, and all terms, provisions and definitions set forth in the Plan are incorporated into this Award and made a part of this Award for all purposes. Capitalized terms used and not otherwise defined in the Plan have the meanings ascribed to such terms in the Plan. A copy of the Plan is available to you upon request to the Law Department during the term of this Award.
     This Award has been signed in duplicate by Centex Corporation and delivered to you, and (when you sign below) has been accepted by you effective as of May ___, 2006.

ACCEPTED	CENTEX CORPORATION
as of May ___, 2006

[Name]	[Name]
[Title]